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                            U.S. LEGAL SUPPORT, INC.

           EXHIBIT 11.2--COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                 (IN THOUSANDS)

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                                              NINE MONTHS        NINE MONTHS
                            YEAR ENDED           ENDED              ENDED
                         DECEMBER 31, 1996 SEPTEMBER 30, 1996 SEPTEMBER 30, 1997
PRIMARY:
  Weighted average
   common shares
   outstanding..........        2,344             2,344              2,344
  Assumed conversion of
   preferred stock
   issued within one
   year of initial
   public offering......        1,743             1,743              1,743
  Assumed conversion of
   convertible
   subordinated
   promissory notes.....          227               227                227
  Net effect of dilutive
   stock options:
   Options granted at
    prices below assumed
    initial public
    offering price......          278               278                278
   Shares assumed
    repurchased at
    assumed initial
    public offering
    price...............          (90)              (90)               (90)
  Shares issued in
   initial public
   offering.............        3,500             3,500              3,500
                              -------            ------             ------
    Total primary
     shares.............        8,002             8,002              8,002
                              =======            ======             ======
  Pro forma net income..      $ 2,482            $1,731             $2,679
                              =======            ======             ======
  Pro forma net income
   per share............      $  0.31            $ 0.22             $ 0.33
                              =======            ======             ======
FULLY DILUTED:
  Weighted average
   common shares
   outstanding..........        2,344             2,344              2,344
  Assumed conversion of
   preferred stock
   issued within one
   year of initial
   public offering......        1,743             1,743              1,743
  Assumed conversion of
   convertible
   subordinated
   promissory notes.....          227               227                227
  Net effect of dilutive
   stock options:
   Options granted at
    prices below assumed
    initial public
    offering price......          278               278                278
   Shares assumed
    repurchased at
    assumed initial
    public offering
    price...............          (90)              (90)               (90)
  Shares issued in
   initial public
   offering.............        3,500             3,500              3,500
                              -------            ------             ------
    Total fully diluted
     shares.............        8,002             8,002              8,002
                              =======            ======             ======
  Pro forma net income..      $ 2,482            $1,731             $2,679
                              =======            ======             ======
  Pro forma net income
   per share............      $  0.31            $ 0.22             $ 0.33
                              =======            ======             ======
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